================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
             SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
        SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934.

COMMISSION FILE NUMBER:    33-5539

                          CMC SECURITIES CORPORATION I
             (Exact name of registrant as specified in its charter)

    8401 N CENTRAL EXPRESSWAY, SUITE 800, DALLAS, TX 75225-4410, 214/874-2323
    -------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

               2711 N HASKELL AVENUE, SUITE 900, DALLAS, TX 75201
               --------------------------------------------------
              (Former name, former address and former fiscal year,
                          if changed from last report)

                   CMO SERIES 1992-A, 1992-B, 1992-C, 1992-D,
                     1993-A, 1993-B, 1993-C, 1993-D, 1993-E
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      NONE
         --------------------------------------------------------------
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)    [ ]               Rule 12h-3(b)(1)(i)   [X]
       Rule 12g-4(a)(1)(ii)   [ ]               Rule 12h-3(b)(1)(ii)  [ ]
       Rule 12g-4(a)(2)(i)    [ ]               Rule 12h-3(b)(2)(i)   [ ]
       Rule 12g-4(a)(2)(ii)   [ ]               Rule 12h-3(b)(2)(ii)  [ ]
                                                Rule 15d-6            [ ]

Approximate number of holders of record as of the certification or notice date: 179

Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  July 19, 1999

By:  /s/ Phillip A. Reinsch
     ------------------------------------------------------
     Phillip A. Reinsch - Senior Vice President - Control


================================================================================